Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Victory Energy Corporation and Subsidiaries Ladera Ranch, California 92694

We hereby consent to the incorporation by reference in this Registration Statement of Victory Energy Corporation and Subsidiaries, on Form S-8, of our audit report dated May 24 2006, which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern, of Victory Energy Corporation and Subsidiaries, for the year ended December 31, 2005, and to all references to our firm included in this Registration Statement.

By:	/s/ John Kinross-Kennedy
John Kinross-Kennedy
Irvine, California ____________________, 2006